FOR IMMEDIATE RELEASE	Exhibit 99.1 Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463
Bel Reports 28% Increase in First Quarter Net Sales

JERSEY CITY, New Jersey, April 29, 2010 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the first quarter of 2010.
Net sales for the three months ended March 31, 2010, Bel's seasonally weakest quarter of the year, increased 28% to $56,149,000 compared to $43,871,000 for the first quarter of 2009.  This year's first quarter net sales included $9,883,000 from Cinch Connectors, which was acquired on January 29, 2010. Excluding these Cinch Connector sales, net sales increased 5.5% for this year's first quarter versus prior year and decreased 5% versus the fourth quarter of 2009.
Net earnings for the first quarter of 2010 were $32,000, which included severance costs of $575,000 ($503,000 after tax), and acquisition-related costs and inventory-related purchase accounting adjustments of $1,078,000 ($668,000 after tax).  Net earnings for the first quarter of 2009 were $816,000, which included a gain of $4,665,000 ($2,892,000 after tax) on the sale of a building, and restructuring and severance costs of $641,000 ($459,000 after tax).
Adjusted for the severance costs, acquisition-related costs and inventory-related purchase accounting adjustments, non-GAAP net income for the first quarter of 2010 increased to $1,203,000.  This compares to a non-GAAP net loss for the first quarter of 2009 of $1,617,000, which were adjusted for restructuring and severance costs and gains on sale of property, plant and equipment.  A reconciliation of non-GAAP to GAAP financial measures is provided in the table attached to this press release.
Net earnings per diluted Class A common share for the first quarter of 2010 were $0.00, compared to net earnings per diluted Class A common share of $0.06 for the first quarter of 2009.  Adjusted for severance costs, acquisition-related costs and inventory-related purchase accounting adjustments, non-GAAP net earnings per diluted Class A common share were $0.09 for this year's first quarter, compared to a non-GAAP net loss per Class A common share of $0.14 for the first quarter of 2009, which were adjusted for restructuring and severance costs and gains on sale of property, plant and equipment.
Net earnings per diluted Class B common share were $0.00 for the first quarter of 2010, compared to net earnings per diluted Class B common share of $0.07 for the first quarter of 2009.  Adjusted for severance costs, acquisition-related costs and inventory-related purchase accounting adjustments, non-GAAP net earnings per diluted Class B common share were $0.11 for the first quarter of 2010, compared to a non-GAAP net loss per Class B common share of $0.14 for the first quarter of 2009, which were adjusted for restructuring and severance costs and gains on sale of property, plant and equipment.
Including a loss from operations of $321,000 at Cinch Connectors, the loss from operations for this year's first quarter was $66,000, compared to income from operations of $2,259,000 for the first quarter of 2009.  Adjusted for severance costs, acquisition-related costs and inventory-related purchase accounting adjustments, non-GAAP income from operations for the first quarter of 2010 increased to $1,587,000, compared to a non-GAAP loss from operations of $1,765,000 for the first quarter of 2009, which were adjusted for restructuring and severance costs and gains on sale of property, plant and equipment.  Since its acquisition on January 29, 2010, Cinch Connectors has contributed $788,000 in non-GAAP income from operations during the first quarter of 2010.

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Bel Reports 28% Increase in First Quarter Net Sales
April 29, 2009
Page Two

At March 31, 2010, Bel reported working capital of approximately $138,300,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $79,900,000, a current ratio of 5.2, total long-term obligations of $9,260,000, and stockholders' equity of $208,121,000.  In comparison, at December 31, 2009, Bel reported working capital of approximately $167,900,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $124,233,000, a current ratio of 7.0, total long-term obligations of $9,017,000, and stockholders' equity of $208,932,000.
Daniel Bernstein, Bel's President and CEO, said, "The integration of Cinch Connectors is proceeding smoothly, and we are pleased by the high quality of the people, products, customers and facilities this transaction brings to Bel.  The addition of Cinch's well-established lines of connectors and cable products and extensive customer base helps to diversify our product offerings and provides Bel with immediate access to large and growing aerospace and military markets.  The Cinch acquisition has strengthened Bel's position as a one-stop supplier of high-performance computing, telecom and data products.
"As evidenced by our strong backlog, business conditions in our markets continue to improve. The many steps we took during the past few quarters to streamline our operations and reduce costs are now working to improve profitability and set the stage for better performance going forward.  During the quarter we hired approximately 1,400 new workers at our China facilities toward our goal of 2,800 new hires.  Our operating results in the first quarter are especially noteworthy in view of the inexperience of these new workers, whose efficiency can be expected to increase as they gain experience on the job in coming months."

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate in the call, dial (720) 545-0088, conference ID #68715481.  You can access a simultaneous webcast of the conference call at the Events and Presentations link of the Investor Info tab at www.belfuse.com. A replay will be available for a period of 20 days at this same Internet address.  For a telephone replay, dial (706) 645-9291, conference ID #68715481 after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC/DC converters, integrated analog front-end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding the Cinch Connector acquisition, future profitability, future performance and efficiency of our workers) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with integrating the Cinch Connectors business into the Company's existing business; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended
	March 31,
	2010	2009
	(unaudited)

Net Sales	$56,149	$43,871

Costs and expenses:
Cost of sales	47,053	38,211
Selling, general and administrative	9,162	7,653
Restructuring charge	--	413
Gain on sale of property, plant and equipment	--	(4,665)
	56,215	41,612
(Loss) income from operations	(66)	2,259
Interest income and other, net	122	191

Earnings before provision for income taxes	56	2,450
Income tax provision	24	1,634

Net earnings	$32	$816

Earnings per Class A common share - basic and diluted	$0.00	$0.06

Weighted average Class A common shares outstanding - basic and diluted	2,175	2,176

Earnings per Class B common share - basic and diluted	$0.00	$0.07

Weighted average Class B common shares outstanding - basic and diluted	9,464	9,362

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)
	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2010	2009	LIABILITIES & EQUITY	2010	2009
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$171,504	$195,830	Current liabilities	$33,176	$27,997
Property, plant &
equipment, net	42,504	35,943	Noncurrent liabilities	9,260	9,017
Goodwill	19,883	1,957
Intangibles & other assets	16,666	12,216	Stockholders' equity	208,121	208,932

Total Assets	$250,557	$245,946	Total Liabilities & Equity	$250,557	$245,946

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended March 31, 2010
	(Loss) income from Operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measure	$(66)	$32	$0.00	$0.00
Severance costs	575	503	0.04	0.04
Acquisition-related costs and inventory
related purchase accounting adjustments	1,078	668	0.06	0.06
Non-GAAP measures excluding
severance, acquisition-related
costs, and purchase accounting(1)	$1,587	$1,203	$0.09	$0.11

	Three Months Ended March 31, 2009
	Income (loss) from Operations	Net earnings (loss)(2)	Net earnings (loss) per Class A common share - diluted(3)	Net earnings (loss) per Class B common share - diluted(3)

GAAP measure	$2,259	$816	$0.06	$0.07
Restructuring and severance costs	641	459	0.04	0.04
Gain on sale of property, plant
and equipment	(4,665)	(2,892)	(0.24)	(0.25)
Non-GAAP measures excluding
restructuring, severance, and gain on
sale of property, plant and equipment(1)	$(1,765)	$(1,617)	$(0.14)	$(0.14)

(1)
The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, (loss) income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.

Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of gains on sales of real estate and charges for severance, restructuring, inventory-related purchase accounting and acquisition-related costs facilitates comparisons of our results among reporting periods and with peer companies.  Such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2)	Net of income tax at effective rate in the applicable tax jurisdiction.

(3	Individual amounts of earnings (loss) per share may not agree to the total due to rounding.